EXHIBIT 99.1

2008 1st Quarter Earnings Webcast Presentation – Prepared Remarks
April 17, 2008 1:00 P.M.

Michelle Debkowski:  Thank you, good afternoon, and welcome to National Penn Bancshares‘ 1st Quarter 2008 Earnings Webcast.

Questions will be accepted up to the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Scott Fainor, our Chief Operating Officer  and Michael Reinhard, our Chief Financial Officer.

I will start the call today by reviewing highlights from our 1st Quarter 2008 Earnings Release, which is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Mike Reinhard will provide an overview of our financials.  Scott Fainor will review our loan and deposit growth, credit quality and the KNBT integration.  I will then wrap up with some concluding comments.

Beginning with financial highlights, I would like to note that our financial results for the 1st quarter 2008 include Christiana Bank & Trust as of January 4th and KNBT Bancorp as of February 1st.  The addition of Christiana and KNBT has significantly changed our financial statements.  Our 1st quarter 2008 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect record quarterly net income of $21.6 million, a $6.1 million increase over net income for 1st quarter 2007.  On a per share basis, we earned $0.33 cents per diluted share in 1st quarter 2008, compared to $0.31 cents per diluted share for 1st quarter 2007.

Growth in 1st quarter 2008 net interest income, as compared to 1st quarter 2007, contributed to our profit performance, as did increases in some key fee income areas.  We provided funding in 1st quarter 2008 for our loan loss reserve of $3.4 million, resulting in a loan loss reserve of 1.36% of total loans and leases at March 31, 2008.

I’ll now turn the presentation over to Mike Reinhard who will provide more details about our 1st quarter 2008 financial results.

Mike Reinhard:  Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 3% stock dividend paid September 28, 2007.  I’d also like to note that this presentation contains a non-GAAP financial measure, return on average tangible equity.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. A reconciliation of our GAAP and non-GAAP return on equity ratios is included in our presentation today for your review.

The purchase accounting adjustments for the KNBT acquisition, as required by GAAP, had a considerable effect on National Penn’s financials for this first quarter.  Given current conditions in the financial markets, the valuation of both assets and liabilities was lower than we anticipated back in September when we announced this transaction.   Overall, the fair market valuations added an additional $41 million of goodwill over the $202 million of goodwill created by the purchase price.  The amortization of these fair value marks though will accrete through earnings, and therefore capital, in future years.  We cannot predict, however, a specific increase in net income as a result of this amortization of the fair value marks through earnings, as there are many moving parts to our two acquisitions this quarter.  I will provide additional details to provide more clarity at the appropriate segments of my presentation.  We also encourage you to review our 8-K filing on April 15th, which includes the audited consolidated financial statements of KNBT and pro forma financial information for National Penn for the year ended December 31, 2007.

Net income for 1st quarter 2008 was $21.6 million, a 39% increase over first quarter 2007.  Diluted earnings per share of $0.33 was 6.5% higher than the $0.31 per diluted share earned during the same period a year ago.

Our 1st quarter 2008 earnings produced a return on average assets of 1.10% and a return on average equity of 10.54%, as compared to 1.15% and 11.61%, respectively, in 1st quarter 2007.  The decline, particularly in return on average equity, was as expected due to the increased average equity resulting from the Christiana acquisition where the consideration paid included 80% stock and the KNBT acquisition where the consideration paid was 100% stock.

Net income return on average tangible equity was 21.8% in 1st quarter 2008 compared to 24.4% in 1st quarter 2007.  This non-GAAP financial measure is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Our net interest margin increased in the 1st quarter to 3.44% from 3.41% in the 4th quarter of 2007.   In 1st quarter 2007, net interest margin was 3.42%.  Absent the positive effect of the amortization of the fair value marks, we anticipated the 1st quarter 2008 net interest margin to be 3.27%, which is simply the weighted average net interest margin of National Penn, Christiana, and KNBT combined, without any consideration of interest rate movements or shifts in earning assets.  The positive effect of the amortization of the fair value marks was 18 basis points in the 1st quarter.  Therefore, without the benefit of the fair value marks, the net interest margin would have been 3.26%.  We attribute this 1 basis point difference from internal expectations primarily to margin compression in the declining interest rate environment as we were unable to re-price deposits downward in the same magnitude as the movement in our interest sensitive assets.  Offsetting that impact though was somewhat improved pricing for new loans as the yield curve is steeper and credit spreads have widened.

A provision for loan losses of $3.4 million was made in 1st quarter 2008 as compared to a provision of $1.1 million for the 1st quarter of 2007.  Total net charge-offs for 1st quarter 2008 of $2.6 million compare to $1.6 million of net charge-offs in 1st quarter 2007.  1st quarter 2008 net charge-offs were $2.6 million less than the $5.2 million net charge-offs in the 4th quarter of 2007.  Scott will discuss credit quality in more detail in his remarks.

Due primarily to the acquisitions of Christiana and KNBT, non-interest income of $24.2 million in this year’s 1st quarter is up $7.5 million, or 45%, as compared to last year’s 1st quarter.  Excluding fair value accounting, fee income was 30.4% of total revenue.  This year’s first quarter non-interest income includes a $1 million charge related to NPB Capital Trust II under the fair value option guidelines of FAS 159 and FAS 157 early adopted for this financial instrument, compared to a $152 thousand gain in the first quarter of 2007.  We recognized no gain or loss on the sale of securities in the first quarter of 2008, compared to a $569 thousand gain on sale of securities in the first quarter of 2007.  Non-interest income for the 1st quarter includes only 2 months for KNBT.  For the 2nd quarter of 2008 when we have a full quarter of combined operations, we would expect non-interest income to be approximately $28 million, excluding gain or loss on the sale of securities and the fair value mark on NPB Capital Trust II.

Including the impact of Christiana and KNBT from the dates of their acquisitions this year, total non-interest expense for 1st quarter 2008 was $48.9 million, up 45% as compared to last year’s 1st quarter.  Considering that KNBT was only included in 2 months of the 1st quarter, but also taking into account the anticipated cost saves from KNBT, we would expect non-interest expense for the 2nd quarter of 2008 to be approximately $54 million.  We are pleased to report that we are on target to achieve the previously announced level of KNBT cost saves.

Regarding the balance sheet, total assets grew 56% during 1st quarter 2008 to $9.1 billion.  At March 31, 2008, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn, National Penn Bank, and Christiana Bank & Trust are all considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%.  At March 31, 2008 our ratio stood at 5.38%, up from 5.18% at January 31, 2008, following the Christiana transaction.  Book value per share and tangible book value per share were $13.49 and $5.77 respectively at March 31, 2008, compared to $11.04 and $5.13 at January 31, 2008.  We are pleased that, despite the unanticipated goodwill resulting from fair value accounting, the KNBT transaction was immediately accretive to these capital levels as announced at the time of signing of the merger agreement.  Capital management has been, and will continue to be, a primary strategic focus for us.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike. I would like to take a few moments to comment on our loan and deposit growth and our overall credit quality, and then I will address the KNBT conversion process.

With respect to our loan portfolio at March 31, 2008, total loans and leases outstanding are $6.0 billion, with all regions across our Company fully engaged in increasing customer relationships, while maintaining quality loan growth.  Organic loan growth was 4.19% on a linked-quarter basis during 1st quarter 2008 and was reflected most notably in the areas of commercial business and commercial real estate lending.  At March 31, 2008, our commercial loan categories represented 66% of our total loans, as compared to 74% at March 31, 2007; this shift, resulting from the addition of Christiana and KNBT to National Penn.  We are currently comfortable with this further balancing of our portfolio.  We continue to monitor all our credit pipelines, which currently remain in a strong position.  We are focused on maintaining this momentum through relationship cross-selling of commercial and consumer loans, in addition to our cross-selling of our expanded array of insurance, wealth management, and deposit products and services throughout our new footprint.

Total deposits were $6.1 billion at March 31, 2008.  Organic deposit growth was 1.23% on a linked-quarter basis during 1st quarter 2008.  For deposits overall, we are currently in the midst of a delicate balancing act of reducing interest rates paid on deposits commensurate with the reduced rate environment triggered by the Federal Reserve’s interest rate cuts, while at the same time maintaining our overall liquidity and core deposit positions.  Within this balancing act, National Penn is focused on relationship profitability management.

“Non-Performing Assets Plus Loans over 90 days delinquent” for our combined Company totaled $24.1 million at March 31, 2008.  We believe that our ratio of non-performing assets to total loans of 0.40% is in line with, or better than, industry averages.  This compares to a ratio of 0.39% as of December 31, 2007.  We also believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $81.6 million, or 1.36% of Total Loans and Leases as of March 31, 2008, after 1st quarter net charge-offs of $2.6 million. Based on the current reserve, our coverage ratio of Non-Performing Assets is 338%. This compares to a coverage ratio of 359% at December 31, 2007. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 1st quarter 2008.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.  As in the 1st quarter, we feel that in the current environment we may need a larger provision expense in the near term than in the recent past in order to maintain our loan loss reserve at an appropriate level.   It is important to note that National Penn’s increase in non-performing assets and charge-offs is not a retail loan or residential mortgage issue, nor do they reflect any repercussions from subprime exposure.  The increases are consistent with the trends in our slowing economy.  For National Penn, the non-performing loan and charge-off increases have been driven by credits in the commercial segments of our portfolio.  All of our banking teams are aware of the impact of this economic slowdown and changes in our credit cycle and we will continue to monitor our portfolio’s risk and concentration exposure diligently.

Immediately following the KNBT announcement in September 2007, our company has dedicated significant resources to the integration of KNBT.  Approximately 227 systems and sub-systems will go through a conversion process, with the major milestone - our core banking system conversion - occurring this weekend.  Despite the size and complexity of this undertaking, we believe that this conversion will result in minimal disruption to our customers.  With the  successful completion of this step, we look forward to delivering on the promise of our “new” National Penn.  Also, watch for the unveiling of the new KNBT signage that will also occur this weekend.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  Our acquisition of Christiana Bank & Trust Company on January 4, 2008 brings significant opportunities to profitably serve our growing client base, particularly in the wealth management area.  While we have already felt the positive impact of Christiana in the further diversification of our fee income, we are also encouraged by early signs that our Pennsylvania clients are interested in the “Delaware Advantage”.  We are also motivated by our merger with KNBT Bancorp on February 1, 2008 and the expected opportunities this brings to further diversify and cross-sell our product and service offerings across our expanded footprint.  Our integration teams continue to work hard, and we are looking forward with enthusiasm to our future together.  These two significant mergers, when combined with National Penn’s organic growth momentum, allow for a meaningful transformation to a “new” National Penn for 2008 and beyond.

On February 21st, National Penn was added to the S&P SmallCap 600 index.  This index is composed of firms with a market capitalization of $300 million to $2 billion that meet specific inclusion criteria to ensure that they are investable and financially viable.  Since inclusion in this index, which came shortly after the KNBT closing, our average daily trading volume has increased significantly.  For the month of March 2008, our average daily trading volume was 988 thousand shares, as compared to 281 thousand shares for the month of December 2007, a 350% increase.  We are pleased to be added to this index and believe that the increased liquidity in our stock is a benefit to all our shareholders.

Once again we have reported record earnings.  National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.  We will continue our focus on diversified earnings growth and cost containment efforts that will allow us to build shareholder value through these challenging economic times.  We thank you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?
QUESTIONS

Michelle Debkowski:  Thank you, Glenn.  We had a few questions presented during the webcast  and _____________ (Glenn/Scott/Mike), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation. Thank you for joining us.